NEWS RELEASE FOR IMMEDIATE RELEASE	Company Contact:
Stanley J. Musial Chief Financial Officer (302) 456-6789 www.sdix.com

Strategic Diagnostics to Report Second Quarter Results on August 5

NEWARK, Del., July 23, 2004 - Strategic Diagnostics Inc. (Nasdaq: SDIX)- a leading provider of antibody products and analytical test kits for the food-safety and water-quality markets, expects to release its second quarter results prior to the market opening at 9:30 a.m. EDT on Thursday, August 5. The Company has scheduled an investor conference call for 11:00 a.m. EDT on the same day.

In a follow-up to its Second Quarter Outlook release dated June 15, 2004, the Company today re-affirmed that shareholders should expect second quarter sales in the range provided, between $5.0 million and $5.6 million, and earnings near the top end of the expected range, between a net loss of $0.01 per share and net income of $0.01 per share.

The dial-in number for the live conference call will be 877-407-8031 (201-689-8031 outside the U.S.). A live webcast of the conference call will be available on the Company’s Web site, www.sdix.com, as well as www.vcall.com. For those who cannot listen to the live broadcast, an audio replay of the call will be available on each of these websites for 90 days. Telephone replays of the call will be available from 2:00 p.m. EDT on August 5 through 11:59 p.m. on August 6. To listen to the telephone replay, dial 877-660-6853 (201-612-7415 outside the U.S.) and enter account number 1628 and conference ID 112938.

About Strategic Diagnostics Inc.

SDI is a leading provider of biotechnology-based diagnostic tests for a broad range of agricultural, industrial, and water treatment applications. Through its antibody business, Strategic BioSolutions, Strategic Diagnostics also provides antibody and immunoreagent research and development services. SDI’s test kits are produced in a variety of formats suitable for field and laboratory use, offering advantages of accuracy, cost-effectiveness, portability, and rapid response. Trait Check™, GMO QuickCheck™, and GMO Check™ are pending trademarks for SDI.

This news release contains forward-looking statements reflecting SDI's current expectations. When used in this press release, the words “anticipate”, “could”, “enable”, “estimate”, “intend”, “expect”, “believe”, “potential”, “will”, “should”, “project” “plan” and similar expressions as they relate to SDI are intended to identify said forward-looking statements. Investors are cautioned that all forward-looking statements involve risks and uncertainties, which may cause actual results to differ from those anticipated by SDI at this time. Such risks and uncertainties include, without limitation, changes in demand for products, delays in product development, delays in market acceptance of new products, retention of customers and employees, adequate supply of raw materials, the successful integration and consolidation of the Maine production facilities, inability to obtain or delays in obtaining third party, including AOAC, or required government approvals, the ability to meet increased market demand, competition, protection of intellectual property, non-infringement of intellectual property, seasonality, and other factors more fully described in SDI's public filings with the U.S. Securities and Exchange Commission.